UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2021

Herbalife Nutrition Ltd.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	1-32381	98-0377871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309 Ugland House Grand Cayman Cayman Islands	KY1-1104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0005 per share	HLF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2021 (the “Amendment Effective Date”), Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability (“Herbalife Nutrition” and, together with its subsidiaries, the “Company”), HLF Financing SaRL, LLC, an indirect wholly-owned subsidiary of Herbalife Nutrition (“HLF Financing”), Herbalife International, Inc., an indirect wholly-owned subsidiary of Herbalife Nutrition (“HII”), and Herbalife International Luxembourg S.à R.L., an indirect wholly-owned subsidiary of Herbalife Nutrition (“HIL” and, collectively with Herbalife Nutrition, HLF Financing and HII, the “Borrowers”), certain subsidiaries of the Borrowers party thereto as guarantors, the lenders party thereto, and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as administrative agent for the lenders under the term loan A facility (the “Term Loan A Facility”) and revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan A Facility, the “Facilities”)), entered into a fourth amendment (the “Fourth Amendment”) to the Credit Agreement dated as of August 16, 2018 among the Borrowers, the lenders party thereto, Jefferies Finance LLC, as administrative agent for the Lenders under the term loan B facility (the “Term Loan B Facility”) and collateral agent, and Rabobank (as amended to date, the “Credit Agreement”).

The Fourth Amendment, among other things, (i) increases the borrowings outstanding under the Term Loan A Facility from approximately $245.0 million to approximately $286.2 million, (ii) increases the borrowing capacity under the Revolving Credit Facility from $282.5 million to $330.0 million, (iii) reduces the interest rate for borrowings under the Facilities to, depending on the Company’s total leverage ratio, either the eurocurrency rate plus a margin of between 1.75% and 2.25% or the base rate plus a margin of between 0.75% and 1.25%, and (iv) amends the commitment fee on the undrawn portion of the Revolving Credit Facility to, depending on the Company’s total leverage ratio, between 0.25% to 0.35% per annum.

In addition, the Fourth Amendment incorporates certain sustainability linked mechanics applicable to the Facilities into the Credit Agreement, pursuant to which Herbalife Nutrition has the right to activate certain pricing adjustment provisions (the “Sustainability Linked Pricing Adjustment”) on or prior to the first anniversary of the Amendment Effective Date, subject to certain conditions, including the approval of the Required Pro Rata Facility Lenders (as defined in the Credit Agreement). If the Sustainability Linked Pricing Adjustment becomes effective, beginning in 2023, the applicable interest rate for borrowings under the Facilities will be subject to downward or upward adjustments (up to 0.03% per annum) depending on the level of the Company’s achievement of certain specified sustainability targets set by the Company and based on key performance indicators related to an S&P Global ESG score, virgin plastic materials used in packaging, greenhouse gas emissions at select Company-owned manufacturing facilities and female employees in executive management positions.

The Borrowers intend to use the additional borrowings under the Term Loan A Facility to prepay a portion of borrowings outstanding under the Term Loan B Facility.

The foregoing summary of the Fourth Amendment is not complete and is qualified in its entirety by reference to the complete text of the Fourth Amendment a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Fourth Amendment to Credit Agreement, dated as of July 30, 2021, by and among HLF Financing SaRL, LLC., Herbalife Nutrition Ltd., Herbalife International Luxembourg S.à R.L., Herbalife International, Inc., Herbalife Nutrition’s subsidiaries party thereto as subsidiary guarantors, the several banks and other financial institutions or entities party thereto as lenders and Coöperatieve Rabobank U.A., New York Branch, as administrative agent for the Term Loan A Lenders and Revolving Credit Lenders.

104	Cover Page Interactive Data File – The cover page from the Company’s Current Report on Form 8-K filed on July 30, 2021 is formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Nutrition Ltd.

July 30, 2021	By:	/s/ Alexander Amezquita
Name: Alexander Amezquita
Title: Chief Financial Officer